As filed with the United States Securities and Exchange Commission on September 9, 2021.

Registration No. 333-259155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Clearwater Analytics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	87-1043711
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 W. Main Street

Suite 900

Boise, ID 83702

(208) 918-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alphonse Valbrune

Chief Legal Officer

777 W. Main Street

Suite 900

Boise, ID 83702

(208) 918-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, P.C. Ross Leff, P.C. Aslam A. Rawoof Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Ryan J. Dzierniejko Michael J. Zeidel Richard L. Oliver Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended “the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.001 per share	$100,000,000	$10,910

(1)	Includes shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares. See “Underwriting.”
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 1 to Form S-1 Registration Statement (No. 333-259155) is to file certain exhibits and to reflect such filings in the Exhibit Index.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Amount to be Paid
SEC Registration Fee	$	*
FINRA filing fee		*
NYSE listing fee		*
Printing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total:	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws of the registrant to be in effect upon the closing of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s Board of Directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant also maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

The registrant intends to enter into separate indemnification agreements with its directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and the registrant’s certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and the registrant’s certificate of incorporation and bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Under the Stockholders’ Agreement, a form of which is filed as Exhibit 10.3 to this registration statement, we have agreed, subject to certain exceptions, to indemnify the Principal Equity Owners, and various affiliated persons and indirect equityholders of the Principal Equity Owners from certain losses arising out of any threatened or actual litigation by reason of the fact that the indemnified person is or was a holder of our common stock or, prior to the completion of the Transactions, of equity interests in CWAN Holdings, LLC.

The underwriting agreement, a form of which is filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2018 through the filing date of this registration statement, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 109,647,788 units of Carbon Analytics Holdings, LLC under the 2017 Equity Incentive Plan with a weighted average exercise price of $1.84 per unit.

Since January 1, 2018 through the filing date of this registration statement, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 18,768,866 units of Carbon Analytics Holdings, LLC pursuant to the exercise of equity options for aggregate consideration of $19,828,633.

Since January 1, 2018 through the filing date of this registration statement, we granted to an officer 1,500,000 restricted stock units of Carbon Analytics Holdings, LLC under the 2017 Equity Incentive Plan.

The equity options and the units issued upon the exercise of equity options described in this Item 15 were issued, and the restricted stock units described in this Item 15 were granted, pursuant to written compensatory plans or arrangements with our employees, directors, advisors, and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Item 16. Exhibits

Exhibit Number	Document

1.1*	Form of Underwriting Agreement

3.1**	Form of Amended and Restated Certificate of Incorporation of Clearwater Analytics Holdings, Inc.

3.2**	Form of Amended and Restated Bylaws of Clearwater Analytics Holdings, Inc.

3.3*	Form of Third Amended and Restated LLC Agreement of CWAN Holdings, LLC

5.1*	Opinion of Kirkland & Ellis LLP

10.1+***	2021 Employee Stock Purchase Plan

10.2*	Form of Tax Receivable Agreement

10.3#**	Form of Stockholders’ Agreement

10.4**	Form of Second Amended and Restated Registration Rights Agreement

10.5+***	Form of 2021 Omnibus Incentive Plan

10.6#***	Form of Director and Officer Indemnification Agreement

10.7¥#***	Credit Agreement, dated as of September 1, 2016, by and among Carbon Analytics Merger Sub LLC and Clearwater Analytics, LLC, as borrowers, Carbon Analytics Acquisition LLC, as holdings, the lenders party thereto and Ares Capital Corporation, as administrative agent, joint lead arranger, joint bookrunner and issuing lender, and Golub Capital LLC, as joint lead arranger, joint bookrunner and syndication agent.

10.8¥***	Amendment No. 1, dated as of December 23, 2016, by and among Clearwater Analytics, LLC, as borrower, Carbon Analytics Acquisition LLC, as holdings, the lenders party thereto and Ares Capital Corporation, as administrative agent, lender and issuing lender.

10.9¥***	Amendment No. 2, dated as of March 27, 2018, by and among Clearwater Analytics, LLC, as borrower, Carbon Analytics Acquisition LLC, as holdings, the lenders party thereto and Ares Capital Corporation, as administrative agent, lender and issuing lender.

10.10¥#**	Amendment No. 3, dated as of July 3, 2019, by and among Clearwater Analytics, LLC, as borrower, Carbon Analytics Acquisition LLC, as holdings, the other guarantors party thereto, the lenders party thereto and Ares Capital Corporation, as administrative agent, lender and issuing lender.

10.11¥***	Amendment No. 4, dated as of December 3, 2019, by and among Clearwater Analytics, LLC, as borrower, Carbon Analytics Acquisition LLC, as holdings, the other guarantors party thereto, the lenders party thereto and Ares Capital Corporation, as administrative agent, lender and issuing lender.

10.12¥#***	Amendment No. 5, dated as of October 19, 2020, by and among Clearwater Analytics, LLC, as borrower, Carbon Analytics Acquisition LLC, as holdings, the other guarantors party thereto, the lenders party thereto and Ares Capital Corporation, as administrative agent, lender and issuing lender.

10.13+#***	Employment Agreement by and between Sandeep Sahai and Clearwater Analytics, LLC.

10.14+#***	Employment Agreement by and between James S. Cox Jr. and Clearwater Analytics, LLC.

10.15+***	Employment Agreement by and between Scott Erickson and Clearwater Analytics, LLC.

10.16+#***	Employment Agreement by and between James Price and Clearwater Analytics, LLC.

10.17*	Form of Tax Receivable Agreement Bonus Letter

Exhibit Number	Document

10.18*	Form of Restricted Stock Unit Notice (pursuant to the Form of 2021 Omnibus Incentive Plan)

10.19**	Form of Notice of Amendment to Option Agreement (2017 Equity Incentive Plan)

10.20#**	Form of Credit Agreement by and among Clearwater Analytics, LLC, as borrower, CWAN Acquisition, LLC, as holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and revolver agent.

21.1***	List of Subsidiaries of the Registrant

23.1***	Consent of KPMG LLP, independent registered public accounting firm, as to Clearwater Analytics Holdings, Inc.

23.2***	Consent of KPMG LLP, independent registered public accounting firm, as to CWAN Holdings, LLC.

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1***	Power of Attorney (included in signature page)

*	To be filed by amendment
**	Filed herewith
***	Previously filed
¥

Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish supplemental copies of any omitted schedules (or similar attachments) to the Securities and Exchange Commission upon request.

+	Management contract or compensatory plan or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Clearwater Analytics Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on September 9, 2021.

Clearwater Analytics Holdings, Inc.

By:	/s/ Sandeep Sahai
Name: Sandeep Sahai
Title: Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Sandeep Sahai Sandeep Sahai	Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2021

/s/ Jim Cox Jim Cox	Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2021

* Eric Lee	Director	September 9, 2021

* Jacques Aigrain	Director	September 9, 2021

* Kathleen A. Corbet	Director	September 9, 2021

* Cary Davis	Director	September 9, 2021

Signature	Title	Date

* Anthony J. deNicola	Director	September 9, 2021

* Christopher Hooper	Director	September 9, 2021

* Marcus Ryu	Director	September 9, 2021

* Andrew Young	Director	September 9, 2021

*	/s/ Sandeep Sahai
Sandeep Sahai
Attorney-in-Fact